Exhibit (14)

To the Board of Directors and Shareholders of The Dreyfus/Laurel Funds, Inc. -
Dreyfus Disciplined Intermediate Bond Fund and
The Board of Trustees and Shareholders of
MPAM Funds Trust - MPAM Bond Fund:




We consent to the use of our reports related to the Dreyfus Disciplined Intermediate Bond Fund dated December 8, 2000 and the MPAM Funds Trust - MPAM Bond Fund dated September 7, 2000 included herein and to the references to our firm under the headings "Financial Statements and Experts " and "Exhibit A - Agreement and Plan of Reorganization" in the Prospectus/Proxy Statement.





/s/ KPMG LLP




New York, New York
June 19, 2001